CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Cromwell Greenspring Mid Cap Fund, a series of Total Fund Solution, under the headings “Independent Registered Public Accounting Firm” in the Statement of Additional Information and in the “Question and Answer” section and “Other Service Providers” in the Prospectus.

/s/ Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Philadelphia, PA
May 23, 2023